ATTACHMENT 77I:

New series of Putnam Funds Trust:	Putnam Floating Rate Income
Fund (Class A shares)

Effective date of new series:		July 23, 2004

Added by 497 filing July 23, 2004 for Putnam Funds Trust
(Registrant)



New series of Putnam Funds Trust:	Putnam Floating Rate Income
Fund (Class A, B, C, M and R
shares)

Effective date of new series:	September 7, 2004

Added by 497 filing September 7, 2004 for Putnam Funds Trust
(Registrant)